Exhibit 8.1



                                 _________, 2001


Chevron Corporation
575 Market Street, 26th Floor
San Francisco, CA  94105

Ladies and Gentlemen:

     We are acting as special tax counsel to Chevron Corporation, a Delaware corporation ("Chevron"), in connection with the transaction contemplated by the Agreement and Plan of Merger dated as of October 15, 2000 (the "Merger Agreement"), by and among Chevron, Texaco Inc., a Delaware corporation ("Texaco"), and Keepep Inc., a Delaware corporation and directly-owned subsidiary of Chevron ("Keepep").

     In this capacity, we have participated in the preparation of a registration statement on Form S-4 filed with the Securities Exchange Commission on ________, 2001, pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including the Joint Proxy Statement/Prospectus of Chevron and Texaco, dated ______, 2001 (the "Proxy Statement"). We have examined the Merger Agreement, the Proxy Statement, the representation letters of Chevron and Texaco, both dated ______, 2001, which have been delivered to us for purposes of this opinion (the "Officers' Certificates"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed with your consent that
(i) the merger of Keepep with and into Texaco (the "Merger") will be consummated in the manner contemplated in the Proxy Statement and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Proxy Statement and the other documents referred to herein are and, as of the effective time of the Merger, will be, true, accurate, and complete, (iii) the representations and other statements set forth in each of the Officer's Certificates are and, as of the effective time of the Merger, will be, true, accurate, and complete, (iv) any representation or other statement in the Officers' Certificates or the other documents referred to herein made "to the best of the knowledge" or similarly qualified is and, at the effective time of the Merger, will be, in each case, correct without such qualification, (v) no actions have been (or will be) taken that are inconsistent with any representation or other statement contained in the Officers' Certificates, and
(vi) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. Other than obtaining the representations set forth in the Officers' Certificates, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations or other information on which we have relied in rendering


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Chevron Corporation
________, 2001
Page 2




our opinion is incorrect.

     Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that the Merger will qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended. You have not requested, and we do not express, an opinion concerning the particular tax consequences of the Merger or any other transactions contemplated by the Merger Agreement.

     This opinion expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

     We consent to the filing of this opinion as an exhibit to the Proxy Statement and to the use of our name under the headings "THE MERGER - Material Federal Income Tax Consequences of the Merger" and "LEGAL MATTERS" in the Proxy Statement. In giving this consent, we do not concede that we are experts within the meaning of the Securities Act of 1933, as amended, or the rules and regulations thereunder, or that this consent is required by Section 7 of the Securities Act of 1933, as amended.

     This opinion is intended solely for your use and may not be relied on by any other person without our express written permission.


                                                     Very truly yours,



                                                     McDermott, Will & Emery